Press Release

For immediate release                Contact:  Victor M. Perez
                                                (713) 780-9926

 TRICO MARINE SIGNS AGREEMENT TO ACQUIRE THREE SUPPLY VESSELS


Houston, Texas, September 30, 1996 - Trico Marine Services, Inc. (NASDAQ: TMAR) announced today that it has entered into a definitive agreement to acquire three supply vessels and related assets from certain subsidiaries of OMI Corp. for $11.6 million in cash.

The three vessels include two 180-foot and one 170-foot supply boats, all of which are currently working in the Gulf of Mexico. The acquisition, which is expected to be consummated immediately, will be financed with borrowings under the Company's credit facility.

Trico believes this acquisition is consistent with its strategy of participating in the consolidation of the marine service industry in the Gulf of Mexico, where the Company maintains its primary focus. "Industry consolidation combined with strong growth in drilling have increased demand for the Company's services and have pushed utilization and dayrates for supply vessels upward," said Tom Fairley, Chairman and C.E.O. "This acquisition, which follows the addition of four supply vessels in May 1996, brings our supply boat fleet to 24, up from 16 at the beginning of this year."

The Company is also continuing its vessel upgrade program. The Stones River, a 180-foot supply boat acquired in March 1996, is currently being refurbished and upgraded to 220 feet in length and is expected to begin service in the first quarter of 1997. When complete, the vessel will have bulk cargo capacity of 7,800 cubic feet and 2,300 barrels of liquid mud.

Trico Marine provides a broad range of marine support services to the oil and gas industry, primarily in the Gulf of Mexico and Brazil. The services provided by the Company's diversified fleet of vessels include the marine transportation of drilling materials, supplies and crews, and support for the construction, installation, maintenance and removal of offshore facilities. Trico has principal offices in Houma, Louisiana, and Houston, Texas.